Exhibit 3.66

CHARTER OF INCORPORATION

OF

QUALITY OUTDOOR SERVICES, INC.

The undersigned, natural person, having capacity to contract and act as the incorporator of the corporation, hereby applies to the Secretary of State for a charter of incorporation pursuant to the provisions of the Tennessee business Corporation Act, and adopts the following charter for this corporation:

1. The name of the corporation is Quality Outdoor Services, Inc.

2. The maximum number of shares of stock which the corporation shall have the authority to issue is two hundred (200) shares which shall have no par or nominal value.

3. The address of the principal office and registered office of the corporation is in the State of Tennessee, County of Blount, and shall be 207 Cusick Street, Maryville, Tennessee 37801.

4. Mike Lewis is hereby designated the registered agent of the corporation and his address shall be 207 Cusick Street, Maryville, Tennessee 37801.

5. The name of the incorporator is Carl P. McDonald whose address is Suite 208, 101 W. Broadway, Maryville, Tennessee 37801.

6. The address of the principal office and the registered office of the corporation shall be 207 Cusick Street, Maryville, Tennessee 37801.

7. The corporation is authorized to issue one class of shares of stock which is common stock and which shall have unlimited voting rights.

8. The corporation is for profit.

9. The corporation shall have all of the powers enumerated under Section 48-13-102 of the Tennessee Code Annotated.

This 10th day of November, 1993.

/s/ Carl P. McDonald
Carl P. McDonald
Incorporator